As filed with the Securities and Exchange Commission on March 28, 2011
Registration No. 333-123758

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-123758

UNDER
THE SECURITIES ACT OF 1933

Mercer Insurance Group, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2934601 (I.R.S. Employer Identification No.)

10 North Highway 31 Pennington, New Jersey (Address of Principal Executive Offices)	08534 (Zip Code)
____________________

2004 MERCER INSURANCE GROUP, INC. STOCK INCENTIVE PLAN
(Full title of the plans)
____________________

Dianne M. Lyons, Vice President & Treasurer
Mercer Insurance Group, Inc.
Administrative Office: P.O. Box 73909
Cedar Rapids, Iowa  52407-3909
(319) 399-5723

(Name, address, including zip code, and telephone number,
including area code, of registrant’s agent for service)

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-123758), filed by Mercer Insurance Group, Inc. (“Mercer”) with the Securities and Exchange Commission (the “SEC”) on April 1, 2005 (the “Registration Statement”), relating to 944,597 shares of Common Stock, no par value, of Mercer (“Mercer Common Stock”) for issuance under the 2004 Mercer Insurance Group, Inc. Stock Incentive Plan.

Effective as of March 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of November 30, 2011, among Mercer, United Fire & Casualty Company, an Iowa corporation (“United Fire”), and Red Oak Acquisition Corp. (“Acquisition Corp.”), a Pennsylvania corporation and wholly-owned subsidiary of United Fire, Acquisition Corp. merged with and into Mercer, with Mercer surviving as a wholly-owned subsidiary of United Fire (the “Merger”).

As a result of the Merger, Mercer has terminated all offerings of Mercer Common Stock pursuant to existing registration statements, including the Registration Statement.  In accordance with undertakings made by Mercer in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Mercer Common Stock that remain unsold at the termination of the offering, Mercer is filing this Post-Effective Amendment No. 1 to the Registration Statement and hereby removes from registration all shares of Mercer Common Stock registered under the Registration Statement that remain unsold as of the effective date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mercer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on March 28, 2011.

Mercer Insurance Group, Inc.

By:	/s/ Dianne M. Lyons
Name:	Dianne M. Lyons
Title:	Vice President & Treasurer